Exhibit 15.1

Acknowledgement of Independent Registered Public Accounting Firm

The Board of Directors

PrivateBancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of PrivateBancorp, Inc. for the registration of debt securities, preferred stock, common stock, warrants, depositary shares, purchase contracts and units, of our reports dated May 8, 2012 and August 7, 2012 relating to the unaudited condensed consolidated interim financial statements of PrivateBancorp, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

/s/ Ernst & Young LLP

Chicago, Illinois

October 10, 2012